Exhibit 8.2

Squire Patton Boggs (US) LLP 4900 Key Tower 127 Public Square Cleveland, Ohio 44114 O +1 216 479 8500 F +1 216 479 8780 squirepattonboggs.com

January 5, 2022

Nuverra Environmental Solutions, Inc.

11111 Katy Freeway, Suite 1006

Houston, TX 77079

Attention: Joseph M. Crabb

Re:	Integrated Mergers of Navy Merger Sub, Inc. with and into Nuverra Environmental Solutions, Inc. (“Nuverra”) followed by subsequent merger of Nuverra with and into Navy Holdco, LLC.

Ladies and Gentlemen:

We have acted as counsel for Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of December 12, 2021 (as amended and supplemented through the date hereof, the “Agreement”), by and among the Company, Navy Holdco, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Holdco LLC”), Navy Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Select Energy Services, Inc., a Delaware corporation (“Parent”). Pursuant to the Agreement, (i) Merger Sub will merge (the “Initial Merger”) with and into the Company, with the Company surviving the merger as the Surviving Corporation; and (ii) immediately following the effectiveness of the Initial Merger, the Surviving Corporation will merge (the “Subsequent Merger” and, together with the Initial Merger, the “Integrated Mergers”) with and into Holdco LLC, with Holdco LLC surviving the Subsequent Merger as the Surviving Company and an indirect wholly owned subsidiary of Parent. In connection with the registration statement on Form S-4 filed by Parent on the date hereof, including the consent statement/prospectus forming a part thereof, relating to the transactions contemplated by the Agreement (the “Registration Statement”), you have requested our opinion as to certain U.S. federal income tax matters set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Integrated Mergers”.

In providing our opinion, we have examined the Agreement, the Registration Statement and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. In addition, we have assumed that (i) the Integrated Mergers and the related transactions will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) all of the information, facts, statements, representations and covenants set forth in the Agreement and the Registration Statement are true, complete and correct in all respects and will remain true, complete and correct in all respects at all times up to and including the effective time of the Subsequent Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which will make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time or the effective time of the Subsequent Merger, (iii) any statements made in any of the documents referred to herein qualified by knowledge, belief or materiality or comparable qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the Subsequent Merger, in each case without such qualification, (iv) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity, and (v) all applicable reporting requirements have been or will be satisfied. If any of the assumptions described above are untrue for any reason, or if the Integrated Mergers are consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Squire Patton Boggs (US) LLP	Nuverra Environmental Solutions, Inc. Page 2

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth below. This opinion is based on current provisions of the Code (and the legislative history thereto), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, case law and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which this opinion is based are subject to change or differing interpretations, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Integrated Mergers, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention (or to supplement or revise our opinion to address any such change or inaccuracy) subsequent to the date hereof.

Based upon and subject to the foregoing, we confirm that the legal conclusions with respect to the material U.S. federal income tax consequences of the Integrated Mergers for beneficial owners of Nuverra Common Stock (as defined in the Registration Statement) set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Integrated Mergers” are our opinion, subject to the assumptions, provisos, qualifications, and limitations stated herein and therein.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully Submitted,